Fixed Income

Multiple Class of Shares Plan

for

Fidelity Funds with Retail, Retirement and/or Advisor Classes

Dated August 27, 2017

This Amended and Restated Multiple Class of Shares Plan (the “Plan”), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f–3 under the Investment Company Act of 1940 (the “1940 Act”) for the portfolios (each, a “Fund”) of the respective Fidelity Trusts (each, a “Trust”) as listed on Schedule I to this Plan.

1. Classes Offered. Each Fund may offer up to 10 classes of its shares: Class A, Class T, Class M, Class C, Class I, Class K, Class K6, Class F, Class Z, Class Z6, and a retail class. Unless otherwise indicated, for purposes of the Plan, the term Fidelity Advisor Fund includes any Fidelity fund that offers Advisor classes of shares and the term “retail class” includes Fidelity Series Government Money Market Fund and Freedom Index Funds: Investor and Institutional Premium classes.

2. Distribution and Shareholder Service Fees. Distribution fees and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-l under the 1940 Act for the applicable class. Distribution and shareholder service fees currently authorized are as set forth in Schedule I to this Plan.

3. Conversion Privileges. Retail class shares will be converted into Class K shares of the same Fund if Class K is offered as an investment option under an employer–sponsored retirement plan (“Retirement Plan”). Retail class or Class K shares will be converted into Class K6 shares of the same Fund if Class K6 is offered as an investment option under a Retirement Plan. If a Retirement Plan is no longer eligible to offer Class K shares or Class K6 shares, Class K shares and Class K6 shares will be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan.  Any conversion effected under the immediately preceding sentence will be preceded by written notice to the investor.

Class A, Class M, Class C, Class I and retail class shares will be converted into Class Z shares of the same Fund if Class Z is offered as an investment option under a Retirement Plan. Class A, Class M, Class C, Class I and Class Z shares will be converted into Class Z6 shares of the same Fund if Class Z6 is offered as an investment option under a Retirement Plan. If a Retirement Plan is no longer eligible to offer Class Z shares or Class Z6 shares, Class Z shares and Class Z6 shares may be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan.  Any conversion effected under the immediately preceding sentence will be preceded by written notice to the investor.

Investor class shares will be converted into Institutional Premium shares of the same Fund if Institutional Premium is offered as an investment option under a Retirement Plan. If a Retirement Plan is no longer eligible to offer Institutional Premium shares, Institutional Premium shares may be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan.

Any conversion from Institutional Premium shares to another class of shares of the same Fund will be preceded by written notice to the investor.

Class A, Class M, and Class C shares may be converted into Class T shares of the same Fund or another Fidelity Advisor Fund as part of pre-arranged multiple client transactions. Any shares that are subject to a contingent deferred sales load (CDSC) are not eligible to be converted into Class T until the expiration of the CDSC.

All conversions pursuant to this section 3 shall be made on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee, or other charge.

4. Exchange Privileges. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each Fund.

Class A: Shares of Class A may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class A; (ii) Daily Money Class shares of any other Fidelity Fund; and (iii) the same Fidelity Advisor Fund: Class Z, Class Z6, or Class I.

Class M: Shares of Class M may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class M; (ii) Daily Money Class shares of any other Fidelity Fund; and (iii) the same Fidelity Advisor Fund: Class A, Class Z, Class Z6, or Class I.

Class T: Shares of Class T may not be exchanged for shares of another other class.

Class C: Shares of Class C may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class C; (ii) Fidelity Treasury Money Market Fund – Advisor C Class; and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A, Class M, Class Z, Class Z6, or Class I.

Class I: Shares of Class I may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class I; (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds; and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A, Class Z, or Class Z6, if no longer eligible for Class I.

Class K: Shares of Class K may be exchanged for shares of any class of a Fidelity Fund available through an investor’s Retirement Plan.

Class K6: Shares of Class K6 may be exchanged for shares of any class of a Fidelity Fund available through an investor’s Retirement Plan.

Class F: Shares of Class F may be exchanged for retail class shares of the same Fidelity Fund.

Class Z: Shares of Class Z may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class Z; (ii) any class of a Fidelity Fund available through an investor’s Retirement Plan, and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A or Class I, if no longer eligible for Class Z.

Class Z6: Shares of Class Z6 may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class Z6; (ii) any class of a Fidelity Fund available through an investor’s Retirement Plan; and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A, Class I or Class Z, if no longer eligible for Class Z6.

A Retail Class: A retail class of a Fidelity Advisor Fund or a Fidelity Retail Fund may be exchanged for (i) shares of any Fidelity Retail Fund or class offering an exchange privilege to other Fidelity Retail Funds or classes, or (ii) if held through a Retirement Plan, shares of any class of a Fidelity Fund available through an investor’s Retirement Plan.

Fidelity Mortgage Securities Fund: Shares of Fidelity Mortgage Securities Fund may be exchanged for shares of (i) Class I of the same fund; and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.

5. Allocations. Income, gain, loss and expenses shall be allocated under this Plan as follows:

A. Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees; (ii) transfer agent fees; and (iii) management fees charged at the class level.

B. Fund Income, Gain, Loss and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each class of an equity fund in a manner consistent with Rule 18f–3(c)(1)(i) and of a fixed–income and money market fund in a manner consistent with Rule 18f–3(c)(1)(iii). As necessary to limit class net asset value per share divergences and ensure that the annualized rates of return of the classes generally differ only to the extent of the expense differentials among the classes, dilution caused by share purchases and redemptions, booking of trades, and accrual of expenses based on prior–day net assets shall be allocated to each class based on relative net assets.

6. Voting Rights. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

7. Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8. Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

9. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

10. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in each Trust’s Declaration of Trust or other organizational document, any obligations assumed by any Fund or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares. All persons having any claim against a Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.